Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement is effective as of April 13, 2026 (the “Effective Date”) by and between World Acceptance Corporation (the “Company”), a South Carolina corporation, and Janet Lewis Matricciani (the “Executive”), an individual residing at Greenville, South Carolina.

W I T N E S S E T H

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its shareholders to secure the services of the Executive for the Period of Employment (as defined in Section 3.1 below) and upon the terms provided in this Agreement;

WHEREAS, the Company contemplates conducting a search for a permanent President and Chief Executive Officer of the Company, for which Executive shall be a candidate;

WHEREAS, the parties contemplate that this Agreement may be replaced and/or amended should Executive be selected for such position during or following the Period of Employment;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the parties hereby agree as follows:

SECTION I
EMPLOYMENT

The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Period of Employment, subject to the other terms and conditions provided in the Agreement.

SECTION II
POSITION AND RESPONSIBILITIES

The Executive agrees to serve on an interim basis as the Company’s President and Chief Executive Officer reporting directly to the Board and to be responsible for the duties and responsibilities commonly attributed to such positions and as assigned to the Executive from time to time by the Board. The Executive also agrees to serve during the Period of Employment as an officer and director of any subsidiary, affiliate, or parent corporation (the “Affiliates”) of the Company which the Board feels is appropriate. The Executive’s primary work location will be the Company’s headquarters in Greenville, South Carolina.

SECTION III
TERMS AND DUTIES

3.1. Period of Employment

Executive’s employment shall commence on the Effective Date and shall end one (1) year thereafter, unless sooner terminated as provided herein (the “Period of Employment”). The Period of Employment shall end upon the effective date of the termination of the Executive’s employment as provided in Sections VI, VII, and/or VIII (the “Date of Termination”).

3.2. Duties

The Executive shall serve under the direction of the Board and shall exercise all duties commonly performed by an executive of a publicly traded company with the same or a comparable position. The Executive shall comply with all applicable laws and regulations, as well as all applicable Company policies and procedures, including the Code of Business Conduct and Ethics, and shall faithfully serve the best interests of the Company during the Period of Employment. During the Period of Employment and except for illness, incapacity, reasonable vacation and holiday periods, and as provided below, the Executive shall devote the Executive’s full business time, attention and skill to the business and affairs of the Company and its Affiliates. This provision shall not prohibit Executive from engaging in charitable, civic or industry activities or managing personal investments, so long as such activities do not interfere with the performance of her duties hereunder. The Board shall periodically review the performance of the Executive. The Executive will not engage in any other business activity that is inconsistent with the foregoing, and will perform faithfully the duties which may be assigned to the Executive from time to time by the Board that are consistent with the provisions of this Agreement.

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SECTION IV
COMPENSATION, BENEFITS, AND PERQUISITES

For all services rendered by the Executive in any capacity during the Period of Employment, including services as an executive, officer, director or committee member, the Executive shall be compensated as follows:

4.1. Base Salary

The Company shall pay the Executive an annual base salary (“Base Salary”) of $1,000,000 in consecutive monthly installments of $83,333.33.

4.2. Inducement Grants

(i) Within thirty (30) days following the Effective Date, the Company shall pay Executive a cash lump sum equal to $350,000 (the “Cash Inducement Award”). If (a) Executive voluntarily resigns her employment with the Company or (b) the Company terminates Executive’s employment with Cause, in either case prior to the first anniversary of the Effective Date, Executive shall be obligated to repay the Company the net amount of the Cash Inducement Award within twenty (20) days following the Date of Termination.

(ii) On or as soon as administratively practicable after the Effective Date, the Company shall grant to Executive an award of Restricted Stock (“Inducement Shares”) with an aggregate value of $1,000,000. One twelfth of the Inducement Shares shall vest, subject to Executive’s continued employment with the Company, at the end of each month during the Period of Employment. The number of Inducement Shares shall be determined based on the closing price of the Company’s stock on the Effective Date, and the award shall be subject to the vesting, settlement and other terms and conditions as set forth in the award agreement, consistent with the terms generally applicable to restricted stock granted to other senior executive officers of the Company. In the event (a) Executive voluntarily resigns her employment with the Company or (b) the Company terminates Executive’s employment, in either case prior to the first anniversary of the Effective Date, any unvested Inducement Shares shall be forfeited.

4.3. Benefits and Perquisites

The Executive will be entitled to participate in all compensation, health, welfare, perquisite and other employee benefit plans and programs for which similarly situated salaried employees of the Company are generally eligible under any plan or program now or later established by the Company, on the same terms and conditions as such plans and programs are provided to other similarly situated salaried employees. All Company coverage, benefits and plans are subject to the right of the Company to amend or terminate such coverage, benefits and plans from time to time, and subject to the specific eligibility and participation requirements of each such plan. Such benefits will not include participation in the Supplemental Income Plan or provision of a Company vehicle.

4.4 Indemnity

To the extent that the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available thereunder for any Company director or officer. The Company shall indemnify and hold harmless Executive for acts undertaken during the Period of Employment on the same terms and conditions provided to other executive officers of the Company, subject to the execution of any agreements and/or undertakings by Executive in connection therewith.

SECTION V
BUSINESS EXPENSES

The Company will reimburse the Executive, according to Company policy, for all reasonable travel, entertainment, business and other expenses incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement.

SECTION VI
DISABILITY

The Company and the Executive acknowledge that regular attendance, in-person management and leadership, the ability to travel and performance of duties commensurate with the Executive’s office are essential functions of the Executive’s position, subject to any reasonable accommodations required by law. Therefore, the Company may terminate the Executive’s employment if the Executive experiences a Disability during the Period of Employment. In the event of a termination of Employment due to Disability, the Date of Termination shall be the date set forth in a written notice to the Executive. In the event the Company terminates the employment of the Executive pursuant to this Section VI, the Company will continue to pay the Executive her Base Salary through the end of the Period of Employment (“Disability Severance”).

“Disability,” as used herein, shall mean the existence of either (i) a physical or mental impairment that prevents the Executive, with or without reasonable accommodation, from performing for a period of 90 days within the Period of Employment any of the essential functions of the Executive’s position or (ii) any impairment that qualifies as a disability under the terms of any group long-term disability plan of which the Executive is a participant.

SECTION VII
DEATH

In the event of the death of the Executive during the Period of Employment, the Date of Termination shall be the date of the Executive’s death. The Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for (i) Accrued Compensation (as defined in Section 8.1.1); and (ii) vested amounts owed under the Company’s benefit plans. The Accrued Compensation shall be paid thirty (30) days from the Date of Termination. The Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement, according to the terms and conditions of the applicable plans.

SECTION VIII
EFFECT OF OTHER TERMINATIONS OF EMPLOYMENT

Except as otherwise set forth herein:

8.1. If the Executive’s employment terminates due to a Without Cause Termination (as such terms are hereafter defined in this Agreement), the Company will pay the Executive, or in the event of the Executive’s death, the Executive’s beneficiary or beneficiaries:

8.1.1. in a lump sum in cash thirty (30) days after the Date of Termination, the sum of (a) the Executive’s accrued Base Salary then in effect and any accrued vacation pay through the Date of Termination and (b) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with applicable Company policy and Section V herein (the “Accrued Compensation”); and

8.1.2. severance payments in the form of her continued Base Salary through the end of the first anniversary of the Effective Date in accordance with the Company’s normal payroll policies, but not less frequently than once per calendar month; and

8.1.3. a single lump sum cash payment equal to the total premiums the Executive would be required to pay for COBRA continuation coverage under the Company’s health benefit plans through the end of the first anniversary of the Effective Date, determined using the COBRA premium rate in effect for the level of coverage that the Executive has in place immediately prior to the Date of Termination (the “COBRA Payment”). The Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment, nor shall the Executive be required to apply the COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage. The payment shall be made on the thirtieth (30th) day following the Date of Termination.

8.2. If the Executive’s employment terminates due to a Termination for Cause, as hereinafter defined, the Company will pay the Executive the Accrued Compensation defined in Section 8.1.1 within the time period described therein. No other payments will be made and the Company will not be obligated to provide any other benefits to or on behalf of the Executive. If the Company terminates the Executive for Cause and it is later determined by a court of competent jurisdiction in a final, non-appealable judgment that the Company did not have Cause, the Executive’s termination shall be construed as being Without Cause, and the Executive’s remedies shall be limited to the payments and benefits set forth in Section 8.1 herein.

8.3. If the Executive quits, abandons employment or otherwise resigns from employment with the Company during the Period of Employment, the Company will pay the Accrued Compensation defined in Section 8.l.1 within the time period described therein. No other payments will be made and the Company will not be obligated to provide any other benefits to or on behalf of the Executive, except any benefits payable under plans or programs to the extent then vested and in accordance with the terms of such other plans or programs.

8.4. Except as otherwise expressly provided in this Agreement, upon termination of the Executive’s employment hereunder, the Company’s obligation to make any payments or provide any compensation benefits under this Agreement will cease.

The Company acknowledges that the amounts and benefits afforded to the Executive pursuant to Sections VI, VII and VIII shall not be treated as damages but as severance compensation and benefits to which the Executive is entitled by reason of termination of the Executive’s employment for the reasons set forth above. Accordingly, the Executive shall not be required to mitigate the amount of any payment or benefits provided for in such Sections by seeking employment or otherwise, nor (other than as provided in Section X) shall the Company be entitled to set off against the amounts and benefits payable to the Executive hereunder any amounts or benefits earned by the Executive in other employment after the Date of Termination or any amounts or benefits that might have been earned by the Executive in other employment had she sought such other employment.

SECTION IX
DEFINITIONS

For this Agreement, the following terms have the following meanings:

9.1. “Termination for Cause” means termination of the Executive’s employment by the Company due to (i) the Executive’s failure to substantially perform the Executive’s duties hereunder (other than as a result of death or Disability or absence due to temporary illness or incapacity protected by law); (ii) the Executive’s dishonesty in the performance of the Executive’s duties (other than de minimis acts or omissions); (iii) the Executive’s indictment, conviction or entering of a plea of any type (including, but not limited to, a plea of nolo contendere) for a crime constituting a felony or a misdemeanor involving moral turpitude; (iv) the Executive’s willful malfeasance or willful misconduct in connection with the performance of the Executive’s duties hereunder (other than de minimis acts or omissions); (v) any illicit or unauthorized act or omission which is materially injurious to the financial condition or business reputation of the Company; (vi) the Executive’s breach of any of the Executive’s duties and obligations set forth in Section X; (vii) conduct by the Executive which violates the Company’s then existing internal policies or procedures, including, but not limited to, the Company’s Code of Business Conduct and Ethics; (viii) the Executive’s knowing and intentional failure to comply with applicable laws; (ix) the Executive’s falsification of Company records or engaging in theft, fraud, embezzlement or other conduct which is detrimental to the business, reputation, character or standing of the Company or any of its Affiliates; (x) the Executive’s failure to comply with reasonable written directives of the Board; (xi) the Executive’s failure to reasonably cooperate with any investigation authorized by the Board; or (xii) the Executive’s engaging in any conduct that is or could be materially damaging to the Company or any of its Affiliates; provided, however, that termination of the Executive’s employment by the Company pursuant to clauses (i), (vi), (vii) or (x) will not constitute a “Termination for Cause” unless the Executive has received written notice from the Company stating the nature of such breach and affording the Executive an opportunity to correct fully the act(s) or omission(s), if such breach is capable of correction, described in such notice within ten (10) days following the Executive’s receipt of such notice. Notwithstanding the foregoing, (a) no conduct shall be considered “willful” or “intentional” if the Executive acted in good faith and in a manner she reasonably believed to be in the best interests of the Company and had no reasonable cause to believe that the Executive’s conduct was in violation of the relevant policy, directive, regulation or law; and (b) any act or failure to act that is based upon a directive of the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

9.2. “Without Cause Termination” means termination of the Executive’s employment by the Company other than due to death or Disability and other than Termination for Cause. The Date of Termination for a Without Cause Termination shall be the effective date of termination of employment as set forth in a written notice to the Executive.

SECTION X
OTHER DUTIES AND OBLIGATIONS OF THE EXECUTIVE DURING AND
AFTER THE PERIOD OF EMPLOYMENT

10.1. During the Period of Employment, the Executive will comply with all Company policies (including, but not limited to, the Company’s Code of Business Conduct and Ethics) and with all applicable laws.

10.2. For a period not to exceed two (2) years following the Date of Termination, the Executive will cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, the Executive’s assistance or cooperation is needed or desirable. The Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, the Company shall reasonably accommodate the Executive’s schedule, shall provide the Executive with reasonable notice in advance of the times in which the Executive’s cooperation or assistance is requested, and shall reimburse the Executive for any reasonable expenses incurred in connection with such matters unless prohibited by law or ethical rule. Unless the Company has paid the Executive severance benefits pursuant to this Agreement, the Company shall compensate the Executive for the Executive’s time at customary and prevailing rates, unless prohibited by law or ethical rule.

10.3. The Executive agrees to maintain the confidentiality of Confidential Information, as defined below, at all times during and after the Executive’s employment with the Company and will not, at any time (a) use any Confidential Information for the Executive’s own benefit or for the benefit of any other person, firm or entity; (b) reveal, publish or disclose any Confidential Information to any person other than authorized representatives of the Company; or (c) remove or aid in the removal from the Company’s premises, retain, transmit, download or save any copy or copies of Confidential Information in either written, digital, electronic, voice or other electronic media data form, except (i) in the performance of the Executive’s authorized duties in the furtherance of the business of the Company, (ii) with the prior written consent of the Board, or (iii) as necessary to comply with law. “Confidential Information” means any nonpublic information used in the Company’s business and from which the Company derives commercial value from not being generally known to the public or industry, including without limitation, information marked or designated as confidential, privileged or secret; financial information (including budgets, forecasting, projections, costs, margins and pricing); employee information (including payroll and benefits information and personnel records); marketing plans, proposals and data; customer information; regulated or private information concerning employees, customers or consumers, including, without limitation, financial, account, tax or health information; trade secrets; inventions; intellectual property; attorney-client privileged information and work product; patents; copyrights and trademarks; computerized information or data (including programs, networks, databases, information technology architecture and infrastructure, hardware and software) (all or any portion of which, and the materials on which they are used, whether or not specifically labeled or identified as “confidential”); and information received from third parties subject to a duty on the Company’s or its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive’s obligations under this Section 10.3 shall survive the termination of the Executive’s employment for any reason for a period of two (2) years following the Date of Termination with respect to Confidential Information that does not rise to the level of a trade secret under applicable law, and, with respect to Confidential Information that constitutes a trade secret under applicable law, the Executive’s obligations shall continue for so long as the information constitutes a trade secret under applicable law. Information of the Company that constitutes attorney-client privileged information or information protected by the work product doctrine may not be disclosed at any time without the Company’s prior written consent.

10.4. Nothing herein shall prevent the Executive from cooperating with any investigation or inquiry conducted by the Equal Employment Opportunity Commission regarding any employment practice or policy of the Company. In addition, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Executive acknowledges that she shall not have criminal or civil liability under any federal or state trade secret law for, and nothing herein prohibits, the disclosure of a trade secret or Confidential Information that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section. Further, notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement, including but not limited to any release, or other agreement prohibits the Executive from reporting violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) the Executive does not need the prior authorization of the Company to take any action described in (i), and the Executive is not required to notify the Company that she has taken any action described in (i); and (iii) neither this Agreement nor any release limits the Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.

10.5. If the Company in good faith believes that the Executive has breached the Executive’s obligations described in Section X, the Company may withhold future payments due to the Executive under this Agreement until a court of competent jurisdiction has determined whether the Executive has breached such obligations. If a court of competent jurisdiction, in a final, non-appealable judgment, determines that the Executive has not breached such provisions, the Company shall within ten (10) business days of such determination pay to the Executive the amount of such withheld payments (less any damage award in favor of the Company, if applicable) plus interest accruing from the time each payment was due to the Executive at the legal pre-judgment interest rate. If following the Date of Termination the Company fails without good faith, reasonable justification to make a payment or provide a benefit to the Executive when due, the Company shall have ten (10) days after receiving written notice from the Executive to cure such failure. If the Company does not cure such failure within such 10-day period, the Executive shall no longer be bound by the obligations described in this Section X.

10.6. Notwithstanding anything in this Agreement to the contrary, if, at any time during or after the Period of Employment (regardless of whether the Executive’s employment is terminated by the Company or by the Executive and whether the Executive’s employment is terminated due to a Termination for Cause or a Without Cause Termination), (i) the Executive files any claim, suit or legal proceeding which has been released by the Executive pursuant to Section XVI, or (ii) the Executive has breached or otherwise failed to comply with the covenants contained in Sections 10.1, 10.2, or 10.3 of this Agreement and, if such breach or failure is capable of being remedied, the Executive has not remedied such breach or failure to the satisfaction of the Company within ten (10) days of receipt of written notice from the Company of its determination that the Executive has breached or otherwise failed to comply with any of such Sections, or (iii) the Executive materially violates any of the Company’s policies, as determined by the Board in its discretion, or (iv) the Executive violates any federal, state or other law, rule or regulation which is detrimental to the business, reputation, character or standing of the Company and/or any of its Affiliates, as determined by the Board in its discretion, or (v) the Executive is indicted or convicted of, or enters a plea of any type (including, but not limited to, a plea of nolo contendere) for, a crime constituting a felony or a misdemeanor involving moral turpitude, which involves or relates in any way to the Executive’s actions or omissions during the Period of Employment and/or to events affecting the Company (and/or any of its Affiliates) that occur during the Period of Employment, or (vi) the Executive falsifies Company records or engages in theft, fraud, embezzlement or other criminal conduct detrimental to the business, reputation, character or standing of the Company and/or any of its Affiliates, as determined by the Board in its discretion, or (vii) the Executive commits any illicit or unauthorized act or omission which is detrimental to the business, reputation, character or standing of the Company and/or any of its Affiliates, as determined by the Board in its discretion, then, unless the Board determines otherwise, and in addition to any other remedy available to the Company (on a non-exclusive basis): (a) any Equity Awards shall immediately be terminated and forfeited in their entirety; (b) any shares of stock subject to the Equity Awards (whether vested or unvested) shall immediately be forfeited and returned to the Company (without the payment by the Company of any consideration for such shares); (c) all payments and benefits to the Executive otherwise due pursuant to Section IV or Section VIII of this Agreement shall immediately terminate; and (d) no later than ten (10) days after receipt of a written request for repayment from the Company, the Executive shall repay to the Company all payments made and to return or reimburse the Company for all awards or shares issued and benefits provided to the Executive pursuant to Section IV and/or VIII of this Agreement. To the extent permitted by law, the payments otherwise payable pursuant to Section IV and/or VIII of the Agreement may be reduced to enforce any repayment obligation of Executive to the Company. For the avoidance of doubt, in each and every instance the Board shall have the sole and absolute discretion to determine if any of the activities described in clauses (i) through (vii) of this Section 10.6 has occurred.

10.7. The parties desire that the provisions of Section X be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdictions in which enforcement is sought, and agree that the Company may specifically enforce the terms hereof by obtaining injunctive relief without the necessity of posting bond or damages as permitted by law. If any portion of Section X is found to be invalid or unenforceable, the invalid or unenforceable terms shall be redefined or a new enforceable term provided, such that the intent of the Company and the Executive in agreeing to the provisions hereof will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

10.8 Amounts payable to Executive hereunder shall be subject to any clawback, forfeiture, recoupment or similar provisions that may apply under applicable laws, stock exchange listing standards or written Company policies that are applicable to similarly situated senior executives.

SECTION XI
WITHHOLDING TAXES; TAX MATTERS

The Company may directly or indirectly withhold from any payments under this Agreement amounts authorized by the Executive and all federal, state, local or other taxes that are required to be withheld pursuant to any law or governmental regulation. The Executive acknowledges that the Company has made no representation or warranty regarding the tax consequences associated with the benefits described in the Agreement, that the Executive agrees to pay any federal, state, local or other taxes for which she may be personally liable as a result of the benefits conferred under the Agreement, and that the Company has no obligation to achieve any certain tax results for the Executive.

SECTION XII
EFFECT OF PRIOR AGREEMENTS

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior agreement, statements or understanding related to the subject matter hereof, including, but not limited to, any employment or similar agreement between the Company and the Executive. Notwithstanding the foregoing, to the extent that any payments, benefits, or entitlements are owed to the Executive pursuant to any prior employment agreement between the Company and the Executive (the “Prior Agreement Obligations”), such Prior Agreement Obligations shall not be deemed, waived, superseded or extinguished by this Agreement and the Company shall continue to honor and satisfy all such Prior Agreement Obligations in accordance with their terms.

SECTION XIII
MODIFICATION; ASSIGNMENT

This Agreement may not be modified or amended except in writing signed by both parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived. Neither the Agreement nor any right or interest under the Agreement shall be assignable by the Executive, the Executive’s beneficiaries or the Executive’s legal representatives without the prior written consent of the Company; provided, however, that nothing in this Section XIII shall preclude (a) the Executive from designating a beneficiary to receive any benefits payable hereunder upon the Executive’s death or (b) the executors, administrators or other legal representatives of the Executive or the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto. The Company may assign the Agreement without the consent of the Executive or any other person.

SECTION XIV
COMPLIANCE WITH SECTION 409A

Notwithstanding any other provisions of this Agreement, to the extent applicable, this Agreement is intended to comply with Internal Revenue Code Section 409A and the regulations (or similar guidance) thereunder. To the extent any provision of this Agreement is contrary to or fails to address the requirements of Internal Revenue Code Section 409A, this Agreement shall be construed and administered as necessary to comply with such requirements. If the Executive is considered a “specified employee” (as defined in Internal Revenue Code Section 409A and related Treasury Regulations) at the time of any “separation from service” (as defined in Internal Revenue Code Section 409A and related Treasury Regulations) under Section 8.1 of this Agreement, a portion of the amount payable to the Executive under Section 8.1 shall be delayed for six (6) months following the Executive’s Date of Termination to the extent necessary to comply with the requirements of Internal Revenue Code Section 409A or an exemption therefrom. Any amounts payable to the Executive during such six (6) month period that are delayed due to the limitation in the preceding sentence shall be paid to the Executive in a lump sum during the seventh (7th) month following the Executive’s Date of Termination (or, if earlier, upon the Executive’s death). If, under this Agreement, an amount is to be paid in two or more installments, for purposes of Internal Revenue Code Section 409A, each installment shall be treated as a separate payment. To the extent not otherwise specified in the Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a short period specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in kind benefits to be provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In the event that this Agreement or payments hereunder shall be deemed not to be exempt from or to comply with Section 409A of the Internal Revenue Code, neither the Company, the Board, nor its or their designees or agents shall be liable to the Executive or any other persons for actions, decisions or determinations made in good faith.

SECTION XV
GOVERNING LAW

This Agreement has been executed and delivered in the State of South Carolina and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of South Carolina. The parties hereto hereby agree that the exclusive and convenient forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any proper state or federal court in Greenville, South Carolina, and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction.

SECTION XVI
WAIVER AND RELEASE

In consideration for the payments and benefits provided hereunder, the Executive agrees that Executive will, upon termination of employment and in no event later than sixty (60) days after the Date of Termination, as a condition to the Company’s obligation to pay any severance benefits under this Agreement, deliver to the Company a fully executed release, in form acceptable to the Company, that fully and irrevocably releases and discharges the Company, its Affiliates and each of their directors, officers, agents and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to the Executive, except for obligations arising under the provisions of this Agreement, vested benefits under the Company’s benefit plans, obligations arising under stock option, restricted stock or other equity compensation agreements, rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance coverage, any claims for breach of this Agreement or the release itself, or such claims that may not be released by law.

SECTION XVII
MISCELLANEOUS

The parties agree that there shall be no presumption that any ambiguity in this Agreement is to be construed against the drafter. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or the Executive’s or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The Executive acknowledges and confirms that she has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel, and fully understands all provisions of this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the 13th day of April, 2026 by its duly authorized officer and the Executive has hereunto set the Executive’s hand.

COMPANY: WORLD ACCEPTANCE CORPORATION By: _______________________ Title: Chairman of the Board EXECUTIVE: __________________________ Janet Lewis Matricciani